Exhibit 99.1

ARMORED AUTOGROUP NAMES MICHAEL K. BAUERSFELD CFO

Danbury, Conn., November 3, 2014 —Armored AutoGroup Inc. (“Armored AutoGroup” or the “Company”), the leading global manufacturer and marketer of automotive appearance, performance and do-it-yourself A/C recharge products, today announced the appointment of Michael K. Bauersfeld as Chief Financial Officer, effective November 11. Mr. Bauersfeld is joining the Company today to serve as Executive Vice President of Finance before assuming the CFO position.

Mr. Bauersfeld has more than 19 years of financial experience at a variety of consumer product-focused companies and industries, most recently serving as Vice President, Corporate Controller and Treasurer at the Sun Products Corporation. In his six years with Sun, Michael held roles leading the finance and accounting organizations as well as overseeing the treasury, tax and investor relations functions.

Michael Klein, CEO of Armored AutoGroup, said, “I am extremely pleased to welcome Michael to Armored AutoGroup. Adding his deep financial and consumer products experience to our leadership team will serve our Company well as we continue to execute on our growth strategy and further solidify our position as a leader in the automotive aftermarket industry.”

Mr. Bauersfeld said, “I am honored by this appointment and excited about the opportunity ahead for Armored AutoGroup. The Company has iconic, market-leading products and an outstanding team. I look forward to being part of the senior leadership team that is positioning Armored AutoGroup for long-term success.”

Andy Bolt, Armored AutoGroup’s current CFO, is leaving the Company for personal reasons. He will remain with the Company as CFO through November 10 and will then continue to work with Mr. Bauersfeld to ensure a seamless transition.

“On behalf of the entire organization, I would like to thank Andy Bolt for his service to the Company. As CFO for the last three years, Andy has played a key role in Armored AutoGroup’s growth,” said Mr. Klein.

Before assuming his current role, Mr. Bauersfeld was Vice President & Corporate Controller at Sun Products from September 2008 to February 2014. During that period, he also served as Interim Chief Financial Officer from July 2011 to January 2012. Before joining Sun Products, he spent four years at Elizabeth Arden, Inc., where he served in a variety of financial roles, including Vice President & Corporate Controller and, earlier, Vice President and Director of Finance for the company’s Prestige Selling Business Unit and Global Marketing department.

Before joining Elizabeth Arden, he held roles including Director of Financial Reporting at Memry Corporation, Director of Financial Reporting at Remington Products Company, and Manager of Financial Reporting and consolidations for Playtex Apparel, Inc. Mr. Bauersfeld began his career as an accountant at Dworken, Hillman, LaMorte & Sterczala.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup is the leading global manufacturer and marketer of automotive appearance, performance, and do-it-yourself A/C recharge products sold under iconic brands that include Armor All ®, STP ®, A/C Pro®, and Tuff Stuff ®. Headquartered in Danbury, Connecticut, with key operations in Europe, the Americas and Asia, the Company has annual revenues approaching $500 million. Armored AutoGroup has assembled a team of industry veterans with successful track records in innovation and solutions for the automotive aftermarket, experience managing global businesses, and making successful acquisitions. The global Armored AutoGroup team consists of approximately 350 associates in locations throughout the world.

Armored AutoGroup was formed by Avista Capital Partners, a leading private equity investment firm, through the acquisition of the auto care division of Clorox in November, 2010. In March, 2014, the Company expanded the business with the purchase of IDQ Acquisition Corp., the leading manufacturer of do-it-yourself air conditioner recharge products.

CONTACT

James David and Greg Swiatek

Kekst and Company

212-521-4800

James-David@kekst.com / Greg-Swiatek@kekst.com